EXHIBIT (4.A)



               SECOND AMENDMENT TO SECOND AMENDED AND RESTATED
                 REVOLVING CREDIT AND TERM LOAN AGREEMENT

     THIS SECOND AMENDMENT to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 3, 1994 (the "Second Amendment"), by and among DIXIE YARNS, INC. (the "Borrower"), a Tennessee corporation, TRUST COMPANY BANK, a Georgia banking corporation, NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association, and CHEMICAL BANK, a New York banking corporation (collectively, the "Banks" and individually, a "Bank"), and TRUST COMPANY BANK, as agent for the Banks (in such capacity, the "Agent").

                          W I T N E S S E T H :

     WHEREAS, the Borrower, the Banks and the Agent are parties to a certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 31, 1992, as amended by that certain First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 25, 1993 (as amended, the "Agreement") pursuant to which the Banks agreed to lend and the Borrower agreed to borrow revolving credit loans and term loans in an aggregate principal amount not to exceed $125,000,000; and

     WHEREAS, the Borrower has requested and the Banks have agreed, subject to the terms and conditions hereof, to amend the Agreement to adjust certain financial covenants as more particularly set forth below;

     NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by the Borrower to the Banks, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                     I.

     Subsections 5.11 (a) and (b) of the Agreement are hereby amended by deleting such subsections in their entirety and substituting the following in lieu thereof:

          "(a) Maintain at all times a Current Ratio of not less than 1.5 to 1.0.

           (b) Maintain at all times, commencing with the twelve month period ending on or about March 31, 1993, a Fixed Charge Coverage Ratio of not less than 1.5:1.0; PROVIDED THAT such Fixed Charge Coverage Ratio shall not be required to be maintained during the twelve month period commencing on the last day of the fiscal quarter ending on or about March 31, 1994 and ending on the last day of the fiscal quarter ending on or about March 31, 1995."







                                    II.

     This Second Amendment shall not be effective unless and until each of the following conditions has been satisfied: (i) the receipt by the Agent of an executed counterpart of this Second Amendment from each of the borrower and the required banks; (ii) the receipt by the Agent for the benefit of the Banks of an amendment fee equal to 5 basis points of the aggregate amount of the Commitments, to be divided amongst the Banks, pro rata, and (iii) such evident of the corporate authority of the Borrower as the Agent may reasonably request.

                                   III.

     Upon and after the effective date of this Second Amendment, all references to the Agreement shall mean the Agreement as amended by this Second Amendment. Except as expressly provided in this Second Amendment, the execution and delivery of this Second Amendment does not and will not amend, modify or supplement any provision of or constitute a consent to a waiver of noncompliance with the provisions of the Agreement, and except as specifically provided in this Second Amendment, the Agreement shall remain in full force and effect.

                                    IV.

     All the representations and warranties set forth in Article IV of the Agreement are true and correct as if made on the date hereof except for matters occurring since the date of the Agreement not reflected in the schedules; all of such matters have been reported to the Banks if required by Article V of the Agreement and do not otherwise violate the terms of the Agreement. No Default or Event of Default exists under the Agreement as of the date hereof.

                                    V.

     This Second Amendment shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                                    VI.

     This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia.

                                   VII.

     The Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

                                   VIII.

     This Second Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.




     IN WITNESS WHEREOF the parties hereto have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                     DIXIE YARNS, INC.


                                     By: \s\Gary A. Harmon

                                     Title: Treasurer

                                     Attest: \s\Starr T. Klein

                                     Title: Secretary

                                     [CORPORATE SEAL]



                                     TRUST COMPANY BANK, individually
                                     and as Agent


                                     By:\s\Susan S. Stall

                                     Title:Group V.P.

                                     By:\s\Ruth E. Whitner

                                     Title:Banking Officer



                                     NATIONSBANK OF NORTH CAROLINA,
                                     N.A.


                                     By:\s\Alison H. Mewborne

                                     Title:Vice President



                                     CHEMICAL BANK


                                     By:\s\Suzanne Kjorlien

                                     Title:Vice President